ARTICLES OF AMENDMENT
                                    TO
                         ARTICLES OF INCORPORATION
                                    OF
                         U S AMATEUR SPORTS COMPANY
                               (present name)

                                P99OO0OO9372
                   (Document Number of Corporation (If known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

    ARTICLE ONE(1)
       The name of the corporation is
            USA Sportsnet Company.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:
       N/A

THIRD:  The date of each amendment's adoption:  MARCH 19, 2003

FOURTH: Adoption of Amendment(s) (CHECK ONE)
    The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

X The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

    The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 19th day of March, 2003


Signature  /s/ David J. Panaia
               Chairman / Director

(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)


               David J. Panaia
            (Typed or printed name)

               Chairman/Director
                   (Title)